Booz Allen Hamilton Finalizes Debt Refinancing

McLean, Virginia, February 4, 2011 — Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of consulting firm Booz Allen Hamilton Inc., announced today it has completed the refinancing of $1,021.5 million of indebtedness outstanding under its senior secured credit facilities and $222.1 million of indebtedness outstanding under its mezzanine credit facility. Funds for refinancing the existing credit facilities came from cash on hand as well as from new secured debt incurred under its new credit facility. As a result of the refinancing, Booz Allen Hamilton Inc. now has lower interest rates on its credit facility debt and a lower overall amount of debt on its balance sheet. Booz Allen expects the refinancing to reduce Fiscal Year 2012 interest expense by approximately $58 million, assuming current LIBOR rates and no pre-payment of principal.

As a result of the refinancing, Booz Allen incurred cash charges which were comprised of certain lender and arranger fees, prepayment penalties on the mezzanine credit agreement, as well as direct and incremental third party costs.  During the fourth quarter of Fiscal Year 2011, ending March 31, 2011, the Company will record approximately $38 million in expenses related to the refinancing transaction, comprised principally of the write-off of previously capitalized costs on the satisfied debt and certain of the cash charges incurred, and which will reduce net income for the current fiscal year by approximately $23 million after tax.

The new credit facility consists of: (i) a $500 million Term Loan A Facility at a rate of LIBOR plus 2.50%, with a maturity of 5 years from closing; (ii) a $500 million Term Loan B Facility, issued at par, at a rate of LIBOR plus 3%, with a LIBOR floor of 1% and with a maturity of 6.5 years from closing; and (iii) a Revolving Loan Facility (undrawn at closing) increased from its prior level of $245 million to $275 million at a rate of LIBOR plus 2.50%. The Revolving Loan Facility matures at its original date of July 31, 2014. The refinancing process was led by a consortium of commercial banks with Bank of America Merrill Lynch leading the transaction and Credit Suisse continuing as the administrative agent.

Forward-Looking Statements
This press release contains, or may be deemed to contain, “forward-looking statements” (as defined in the U.S. Private Securities Litigation Reform Act of 1995), including with respect to the expected interest savings in Fiscal Year 2012. These statements give Booz Allen Hamilton’s current expectation of future events or its future performance and do not relate directly to historical or current events. A number of factors could cause Booz Allen Hamilton’s future actions and related results to vary from any expectations or goals expressed in, or implied by, the forward-looking statements included in this press release, possibly to a material degree. Fluctuations in interest rates will affect the amount of interest expense and commitment fees under the new credit facility. Booz Allen Hamilton cannot assure that the current interest rates will continue unchanged or that any of the other assumptions made in preparing any of the forward-looking statements will prove accurate or that any long-term goals will be realized. Specifically, Booz Allen Hamilton cannot assure that the benefits of the refinancing described above will be realized as Booz Allen Hamilton currently expects, if at all. All forward-looking statements included in this press release speak only as of the date made, and, except as required by law, Booz Allen Hamilton undertakes no obligation to update or revise publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

About Booz Allen Hamilton
Booz Allen Hamilton is a leading provider of management and technology consulting services to the U.S. government in the defense, intelligence and civil markets. Booz Allen Hamilton is headquartered in McLean, Virginia, employs more than 25,000 people, and had revenue of approximately $5 billion in its latest fiscal year.

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